EXHIBIT 99.1

Galaxy Gaming Provides Update Regarding California Administrative Proceedings

LAS VEGAS, July 12, 2013 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTC:GLXZ) today provided an update pertaining to administrative proceedings before the California Gambling Control Commission that involve a predecessor entity known as Galaxy Gaming of California, LLC ("GGCA") and Robert Saucier, the current CEO of GLXZ.

These proceedings do not directly involve GLXZ. Its status as a licensee in California is unchanged and remains in good standing, as it does in all other jurisdictions the Company operates. GLXZ will continue to provide its products and services without interruption.

During a closed deliberation held yesterday, the Commission accepted a proposed decision previously submitted by an Administrative Law Judge.  Importantly, until yesterday's matter was concluded, the Company did not have the procedural ability to directly contact the Commission and/or to submit evidence in support of a favorable ruling for Mr. Saucier. Now that the proposed decision has been accepted, the Company may proceed with its petition to do so. Issues pertaining to GGCA do not apply, since that company ceased business operations in 2009 and dissolved.

The Company released the following statement: "We are confident that once all of the facts related to Mr. Saucier are available to the California Commission, they will endorse his fitness. His exceptional character, reputation and stellar 40-year career in business -- including nearly 20 in gaming -- will vindicate his suitability."

About Galaxy Gaming

Headquartered in Las Vegas, Galaxy Gaming (www.galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.

CONTACT: Galaxy Gaming
         Jonathan Wilcox
         (702) 939-3254